Exhibit 4.1

NUMBER	Enigmatig Limited	SHARES
CERT.9999	INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS	*******9,000,000,000*******
	$0.000002 PAR VALUE CLASS A ORDINARY SHARES	CUSIP 999999ZZ9
CLASS A ORDINARY SHARES

THIS CERTIFIES THAT	* SPECIMEN *

Is The Owner of	* NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF

Enigmatig Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:	JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar		Chief Executive Officer
By:
AUTHORIZED SIGNATURE